EXHIBIT 2.1

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                               PURCHASE AGREEMENT


                                 BY AND BETWEEN



   H&H PIZZA, INC., A CALIFORNIA CORPORATION, THOMAS PISHOS, AND PAUL PISHOS;

                                 ON THE ONE HAND


                                       AND



                 PARADISE PIZZA, INC., A CALIFORNIA CORPORATION

                                ON THE OTHER HAND








                                NOVEMBER 14, 2003
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                               PURCHASE AGREEMENT

         This Purchase Agreement (the "AGREEMENT") is made as of November 14, 2003 by and among H&H Pizza, Inc., a California corporation ("TARGET"), the shareholders of Target, each as listed on SCHEDULE 1 (each a "SELLER," and collectively, the "SELLERS") on the one hand, and Paradise Pizza, Inc., a California corporation (the "PURCHASER"), on the other hand.

                                    RECITALS

         WHEREAS, the Target currently operates Three (3) restaurants as Paradise Pizza restaurants, and manage Seventeen (17) other restaurants as Paradise Pizza restaurants.

         WHEREAS, the Sellers desire to sell, and Purchaser desires to purchase, all of the Sellers' stock in Target, subject to and according the terms and conditions and for the consideration set forth in this Agreement;

         NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the parties hereby agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

         As used in this Agreement, the following terms have the meanings indicated:

         "AFFILIATE" means, with respect to any Person: (i) any Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; (ii) any Person of which five percent (5%) or more of the equity interest is held beneficially or of record by such Person; (iii) with respect to an individual, any Family Member of such Person; or (iv) any business of which such Person or any Family Member of such Person is a director, officer, employee or equity holder. The term "control" for purposes of this definition means the possession, directly or indirectly, of the power to influence the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "CLOSING" and "CLOSING DATE" have the meanings set forth in Section 2.10.

         "DISCLOSURE SCHEDULE" means the disclosure schedule prepared by a Seller or the Purchaser setting forth the exceptions to the representations and warranties contained in this Agreement.

         "FINANCIAL STATEMENTS" has the meaning set forth in Section 3.6.

         "DAMAGES" means all losses, liabilities, obligations, judgments, liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes (including any state Tax liability (including interest and penalties), if any, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in


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connection  with  investigating,  defending or settling any action or threatened action), arising out of any claim, damages, complaint, demand, cause of action, audit, investigation, hearing, action, suit, or other proceeding asserted or initiated or otherwise existing in respect of any matter or from any claim that results from the breach of any representation or warranty made by any party to this Agreement herein or in the Schedules and Exhibits hereto, or certificate delivered in connection herewith, or resulting from any such misrepresentation or breach of warranty, or nonfulfillment of any agreement or covenant of any party to this Agreement contained herein or in any agreement or instrument required to be entered into in connection herewith or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by any party to this Agreement hereunder. Although materiality provisions within this Agreement shall, along with the Agreement's other terms and conditions, determine whether Damages have been incurred with respect to a party, once Damages have been determined to have been incurred by a party, such materiality provisions shall not be a factor in determining the amount of Damages that are recoverable by such party.

         "FAMILY MEMBER" means, with respect to an individual, each parent, spouse, child, grandchild, brother, sister or the spouse of a child, grandchild, brother or sister of the individual, and each trust created for the benefit of one or more of such persons and each custodian of a property of one or more of such persons.

         "GAAP" means United States generally accepted accounting principles, consistently applied in accordance with historic practices.

          "INDEBTEDNESS" means, without duplication: (i) all indebtedness for borrowed money and all bonds, notes and debentures issued by a Seller; (ii) all obligations secured by any Lien on property owned by the Seller or in which the Seller has rights, whether or not the indebtedness secured thereby shall have been assumed; (iii) all amounts representing the capitalization of rentals in accordance with GAAP; (iv) all amounts owing by the Seller to any Shareholder, Partner or any Affiliate thereof; (v) letters of credit issued for the account of the Seller and, without duplication, all drafts drawn thereunder; and (vi) all guarantees, endorsements and other contingent obligations with respect to liabilities of a type described in any of clauses (i) through (v) above.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto,
(b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

         "KNOWLEDGE" means actual or constructive knowledge of a Person.

         "LIABILITIES" means all Indebtedness, obligations and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise, whether known or unknown, or whether due or to become due.

         "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, assessment, deed of trust, lease, adverse claim, levy, charge, restriction on transfer, or encumbrance of any kind, or any conditional sale or title retention agreement or other agreement to give any of the foregoing in the future.

         "ORDINARY COURSE OF BUSINESS" means the usual, regular and ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) and in substantially the same manner as prior to the date of this Agreement.

         "PERSON" means any natural person, corporation, partnership, joint venture, limited liability company, association, joint-stock company, other business organization, trust, union, unincorporated organization or government, or any agency or political subdivision thereof.

         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest.

         "TAXES" means all taxes, charges, levies, penalties or other assessments imposed by any federal, state, local or foreign taxing authority, including but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto, and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

         "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                                   ARTICLE II

                                PURCHASE AND SALE

         2.1 SALE OF TARGET SHARES. Subject to the terms and conditions of this Agreement each Shareholder agrees to sell all shares of stock in Target (the "TARGET SHARES") then held by each such Shareholder, as set forth on SCHEDULE 1, to the Purchaser and to deliver the certificates evidencing such shares to the Purchaser at the Closing. The certificates for such shares will be properly endorsed for transfer to and accompanied by duly executed stock or similar powers in favor of the Purchaser and otherwise in a form acceptable for transfer on the books of the Target, and the Target shall affect such transfer on its books.

         2.2 PURCHASE OF SHARES BY THE PURCHASER. Subject to the terms and conditions of this Agreement, the Purchaser agrees to acquire the Target Shares from the Shareholders, respectively, at the Closing for an aggregate purchase price of Six Hundred Fifty Five Thousand Three Hundred and Thirty-three Dollars,

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($655,335.00)  (the "Purchase  Price").  The Purchase Price shall be composed of the following:

                  (i) A promissory note (the "PROMISSORY NOTE") in the amount of Six Hundred Fifty Five Thousand Three Hundred and Thirty-three Dollars, ($655,335.00) in the form attached hereto as EXHIBIT A; and

                  (ii) A warrant in favor of Thomas and Paul Pishos to purchase up to 1,000,000 shares of NewCo stock from Chris Marshall at a purchase price of $0.10 per share.

         2.3 PURCHASE PRICE ALLOCATION. The Purchase Price shall be allocated as set forth in Schedule 2.

         2.4 SALE OF REMAINING RESTAURANTS. Purchaser and Sellers agree to negotiate in good faith regarding the Purchaser's acquisition of the remaining restaurants owned or controlled, directly or indirectly, by the Sellers. The parties acknowledge and agree that the ability to acquire all of the restaurants as a group, and not merely some restaurants, was a material inducement for Purchaser to enter into this Agreement, and Purchaser would not have entered into this Agreement without the ability to acquire all of the restaurants.

         2.5 PAUL PISHOS EMPLOYMENT AGREEMENT. At the Closing, the parties shall enter into an employment agreement whereby Paul Pishos agrees to render his full-time services to Purchaser for five (5) years at an annual salary of Two Hundred Sixty Four Thousand Dollars ($264,000). The remaining terms of his employment, including but not limited to a covenant not to compete, shall be set forth in that Employment Agreement attached hereto as Exhibit B.

         2.6 LEASE OF TRACY OFFICE BUILDING. At the Closing, the parties shall enter into a lease for that office building located at 31 E. 6th Street, Tracy, California for a period of twenty-four (24) months at a rent of Three Thousand Dollars ($3,000) per month, triple net. The remaining terms of the lease shall be set forth in that Lease Agreement attached hereto as Exhibit C.

         2.7 CERTAIN ASSETS & LIABILITIES NOT INCLUDED AS PART OF TARGET. On the Closing Date, it is hereby agreed that the following assets and liabilities currently reflected in the Target's most recent Financial Statements shall not be acquired by Purchaser through its acquisition of the Target Shares from
Sellers: (i) all notes and other evidences of indebtedness due to Target from various entities owned and/or controlled by Sellers, including to Sellers individually, (ii) all notes and other evidences of indebtedness due from Target to various entities owned and/or controlled by Sellers, including to Sellers individually, (iii) Target's 50% ownership interest in Oakland Pizza, Inc., a California corporation, (iv) any rights of ownership in Paradise Pizza of Coalinga, a California limited partnership, and (v) any automobile vehicles used by Sellers for business and/or personal reasons. Sellers shall assume any tax liabilities associated with the distribution or disposition of the foregoing items.

         2.8 THE CLOSING. The consummation of the purchase and sale under this Agreement (the "CLOSING") will occur at the offices of Cornerstone Law Group in San Francisco, California, concurrently with the execution of this Agreement (the "CLOSING DATE").


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                                  ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers represent and warrant to the Purchaser as of the Closing Date, except as expressly indicated on the Seller Disclosure Schedule set forth in Schedule 3 which exceptions are deemed to be representations and warranties as if made within this Article III, as follows in this Article III.

         3.1 ORGANIZATION AND GOOD STANDING OF TARGET. The Target is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, and each is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where such failure to be qualified would not have an adverse effect on the Target. The Target has full corporate power and authority and all licenses, permits, and authorizations necessary to comply with its obligations hereunder.

         3.2 AUTHORIZATION OF TRANSACTION. Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the Board of Directors of Target has duly authorized the execution, delivery, and its performance of this Agreement. This Agreement constitutes the valid and legally binding obligation of the Target and each Seller, enforceable in accordance with its terms and conditions, except as limited by bankruptcy, moratorium, insolvency and similar laws.

         3.3 NONCONTRAVENTION. To each Sellers' knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Sellers or the Target are subject or any provision of the charter, partnership agreement or bylaws of the Target or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller or the Target is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets) which has not been waived.

         3.4      CAPITALIZATION; OWNERSHIP OF STOCK.

                  (a) Each Seller owns beneficially and of record that number of shares of stock of Target listed opposite such Seller's name on
Schedule 1, free and clear of all Liens, and has, and on the Closing Date will have, good and valid title to such shares. The delivery of stock certificates representing the shares owned by each Seller in the manner provided in Section
2.1 will transfer to the Purchaser good and valid title to the Target Shares free and clear of all Liens.

                  (b) The authorized capital stock of the Target consists of 7,500 shares of common stock, $10.00 par value per share, of which 1,002 shares are issued and outstanding. All such issued and outstanding shares have been issued to the Sellers in the amounts set forth opposite their respective names on SCHEDULE 1. The Target Shares are duly authorized, validly issued,


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

fully paid and non-assessable and were issued in compliance with all applicable federal and state securities laws.

                  (c) Except as set forth in the Seller Disclosure Schedule, there are no: (i) rights, options or warrants of any kind outstanding to purchase or acquire capital stock or any other voting or ownership interest in Target; or (ii) other securities, obligations, agreements or rights of any kind outstanding which are exercisable for, convertible into or exchangeable for any capital stock or any other voting or ownership interest in Target or under the terms of which the parties thereto have the right to purchase or acquire capital stock or any other voting or ownership interest in Target.

                  (d) Except as set forth in the Seller Disclosure Schedule, Target is not subject to any obligation to repurchase or otherwise acquire or retire any shares of capital stock. There are no commitments of Target to distribute to holders of any class of its capital stock any evidence of indebtedness or assets, or to pay any dividend or make any other distribution in respect thereof.

                  (e) No Person has a contractual right to demand or other right to cause Target to file any registration or similar statement relating to any securities of Target or any right to participate in any offering of securities. There are no agreements between or among any shareholders of Target or buy-sell agreements of any kind affecting Target capital stock or other securities.

         3.5 TITLE TO ASSETS. Target has good and marketable title to all of its assets, free and clear of all Security Interests or restriction on transfer. No Security Interests or restrictions encumber any of the assets of Target.

         3.6 FINANCIAL STATEMENTS. Target has made available to Purchaser all of its financial statements, including, if applicable, all balance sheets, statements of operation, capital accounts, and changes in equity and cash flow (collectively, "Financial Statements"). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition as of such dates and the results of operations for such periods, are correct and complete, and are consistent with the books and records of Target (which books and records are correct and complete).

         3.7 EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since September 30, 2003, there has not been any adverse change in the business, financial condition, operations, results of operations, or future prospects of Target relating to any asset. Without limiting the generality of the foregoing, since that date through the Closing Date: (i) Target has not sold, leased, licensed, transferred or assigned any asset, stock or partnership interest; (ii) Target has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to any asset;
(iii) no party has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) relating to any asset to which Target is a party or by which it is bound; (iv) no Security Interest has been imposed upon any asset, stock or partnership interest of Target; (v) Target has not cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) relating to any asset; (vi) Target has not granted any license or sublicense of any rights under or with respect to all or any


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portion of any  Intellectual  Property  relating  directly or  indirectly to any asset; (vii) there has been no change made or authorized in the charter or bylaws of Target; (viii) Target has not experienced any damage, destruction, or loss (whether or not covered by insurance) to any asset; (ix) there has not been any other material occurrence, event, incident, action, failure to act, or transaction involving any asset, stock or partnership interest; (x) there has not been paid any bonuses or other pay increases or payments of any type except base pay to any employee; (xi) there has not been paid or transferred any amount to any Seller for any reason, including without limitation any dividend, distribution, repurchase of stock or return of capital, except base salaries at currently existing levels; and (xii) Target has not committed to any of the foregoing.

         3.8 UNDISCLOSED LIABILITIES. Target has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against it giving rise to any Liability) relating to or affecting, directly or indirectly, any of assets, stock or partnership interests, except for Liabilities set forth on the face of the most recent balance sheet (rather than in any notes thereto) or as otherwise disclosed in writing to Purchaser as part of this transaction..

         3.9 LEGAL COMPLIANCE. There has been no violation by any Seller or Target of any applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), nor any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed or commenced or threatened that will prohibit or adversely affect any Seller's ability to enter into and to perform it obligations under this Agreement or affect any asset, stock or partnership interest.

         3.10     TAX MATTERS.

                  (a) The Target has filed all Tax Returns that it was required to file, and all such Tax Returns were correct and complete in all respects. To Seller's Knowledge, all Taxes owed by Target and due and payable as of the Closing (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where the Target does not file Tax Returns that the Seller is or may be subject to taxation by that jurisdiction. There are no Security Interests or tax liens on any of the assets of the Target that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) To Seller's Knowledge, no officer (or employee responsible for Tax matters) of the Target expects any authority to assess any additional Taxes with respect to the Target or any of its assets for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax Liability of the Target or pertaining to the Target's assets.

         3.11 INTELLECTUAL PROPERTY. To Seller's knowledge, the Target owns all Intellectual Property necessary or desirable for the operation of its respective business. The Target's assets include all the Intellectual Property that is used to contract the business of Target. Each item of Intellectual Property relating to the Target's assets owned or used by the Target immediately prior to the Closing will be owned by the Target on identical terms and conditions immediately subsequent to the Closing. Immediately subsequent to the Closing, the Sellers will not have retained any Intellectual Property necessary or desirable for the continued operation of the Target's business by the Purchaser.


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

Each Seller has no Knowledge of any infringement upon its respective Intellectual Property and, based on such fact, has taken all necessary and desirable action to maintain and protect each material item of its Intellectual Property. To Sellers' Knowledge, the Target has good and indefeasible title, free and clear of all encumbrances or other claims, to all Intellectual Property currently used by Target and to all Intellectual Property necessary for the operation of Target's business as now conducted and, to the Knowledge of each Seller, as presently contemplated to be conducted in the future. To the Knowledge of each Seller, Target conducts its business without infringement or claim of infringement of any Intellectual Property or other intangible properties of others. Notwithstanding the foregoing, it is understood and agreed that Target does not have any ownership interest in the "Paradise Pizza" tradename and logo, with ownership interest in said intangibles vested in Pishos, Inc., a California corporation. Target's right to the use of the foregoing in the operation and management of the various pizza restaurants in its capacity as an "at-will" licensee, subject to revocation by Pishos, Inc. within 30 days written notice.

         3.12 CONTRACTS. The Seller has delivered or made available to Purchaser a correct and complete copy of each written agreement between Target and any third party. With respect to each such agreement: (i) except as limited by bankruptcy, moratorium, insolvency and similar laws, the agreement is legal, valid, binding, enforceable, and in full force and effect; (ii) except as limited by bankruptcy, moratorium, insolvency and similar laws, the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby; (iii) no party is in breach or default, and no event has occurred to Seller's Knowledge which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (iv) no party has repudiated any provision of the agreement.

         3.13 NOTES AND ACCOUNTS RECEIVABLE. To the best of Seller's knowledge, all notes and accounts receivable of Target are reflected properly on Target's books and records in accordance with GAAP. To each Seller's Knowledge, such accounts receivable are valid receivables subject to no setoffs or counterclaims, are current and collectible.

         3.14 POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Target.

         3.15 LITIGATION. Target is not (i) subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) a party or, to the Knowledge of any of the Seller's, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasijudicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator.

         3.16 PRODUCT WARRANTY. Target has not given to any customers or other third party any warranty.

         3.17 DISCLOSURE. The representations and warranties contained in this
Article III do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

         3.18 ORDINARY COURSE. Target shall operate its business in the Ordinary Course of Business. Further, Target shall use its best efforts to preserve intact its present business organization and preserve its relationships with customers, suppliers, landlords and others in which they have had any business dealings.

         3.19 NO OTHER BIDS. The Sellers shall not, and shall not authorize any of their Affiliates or agents, to directly or indirectly solicit, initiate or participate in negotiations with any Person other than Purchaser with respect to a disposition of, or business combination in connection with, the business or assets of any restaurant owned or controlled, directly or indirectly, by Sellers, nor shall they or any of their Affiliates or agents, provide any information concerning such assets or business to any Person for such purpose. If anyone should solicit, attempt to initiate negotiations or make inquiries regarding such business or assets, then such Seller agrees to immediately notify Purchaser thereof in writing.

         3.20 ACCESS TO BUSINESSES. Sellers shall continue to provide Purchaser and its representatives and agents such access to all books and records and furnish to Buyer such financial and operating data and other information with respect to the businesses and property of Sellers (as it pertains to any restaurant), and permit Purchaser and its representatives and agents to make such inspections of real and personal properties as they may request. Each Seller shall promptly arrange for Purchaser and its representatives and agents to meet with such directors, officers, employees and agents as requested by Purchaser.

                                   ARTICLE IV

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

         The Purchaser represents and warrants to the Sellers, as of the Closing Date, except as expressly indicated on the Purchaser Disclosure Schedule as set forth in SCHEDULE 4 which exceptions are deemed to be representations and warranties as if made within this Article IV, as follows in this Article IV.

         4.1 EXISTENCE AND POWER. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full power and authority to execute and deliver this Agreement to which it is a party and to acquire the Target Shares as provided in this Agreement.

         4.2 AUTHORIZATION. All proceedings or actions required to be taken by Purchaser relating to its execution and performance of this Agreement have been, or will be, taken at or prior to the Closing.

         4.3 AUTHORITY; NO CONFLICTS.

                  (a) The execution, delivery and performance of this Agreement by the Purchaser has been duly authorized by all necessary action on the part of Purchaser's Board of Directors and do not conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any Lien pursuant to, any provision of the Articles of Incorporation of Purchaser or any agreement, law, rule or regulation or any order, judgment or decree to which any such entity is a party or by which any such entity or its respective properties are bound or affected, except for any such Lien created under or pursuant to this Agreement. No consent, approval, or other action is required to be obtained or taken by Purchaser in connection with the execution, delivery and performance by such entity of this Agreement.

                  (b) The Purchaser has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Purchaser and constitutes will constitute, valid and binding obligations of such party, enforceable in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors' rights and subject to general equitable principles which may limit the right to obtain equitable remedies.

         4.4 COMPLIANCE WITH LAWS AND OTHER INSTRUMENTS. To the Purchaser's Knowledge, it is in compliance, and has complied with, all existing laws, rules, regulations, ordinances, orders, judgments and decrees applicable to its business, properties or currently proposed operations except where the failure to so comply, in each instance and in the aggregate, will not and could not reasonably be expected to have an adverse effect on Purchaser. Neither the ownership nor the use of the Purchaser's properties, nor the conduct or currently proposed conduct of its business, conflicts with the rights of any other Person or violates, or with or without the giving of notice or the passage of time, or both, will violate, conflict with or result in a default, right to accelerate or loss of rights under, any terms or provisions of the Articles of Incorporation or the Bylaws of Purchaser, or any Lien, license, agreement, understanding, law, ordinance, rule, regulation, zoning regulation, order, judgment or decree to which Purchaser is a party or by which it or its assets may be bound or affected.

         4.5 DISCLOSURE. No representation or warranty by Purchaser in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the facts stated therein not misleading.

         4.6 ACQUISITION FOR INVESTMENT. Purchaser is purchasing the Target Shares for its own account and not with a present view to a distribution or resale.

                                   ARTICLE V

                           SELLERS' CLOSING CONDITIONS

         The obligations of the Sellers under this Agreement are subject to fulfillment prior to or at Closing of each of the following conditions, unless waived in writing (in whole or in part) by the Purchaser.

         5.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of each Seller in this Agreement must be true and correct on the date hereof and as of the Closing Date.

         5.2 COMPLIANCE WITH AGREEMENT. The Sellers must have each performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by them prior to or as of the Closing Date.

         5.3 CONSENTS AND APPROVALS. All releases, consents and approvals, required to be obtained by each Seller for the transactions contemplated by this Agreement must have been obtained from all necessary third parties. In addition, no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

         5.4 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. Each must deliver to the Purchaser (or such other party as appropriate), the following, duly executed as appropriate:

                  (a)      This Agreement;

                  (b) The stock certificates evidencing the Target Shares are properly endorsed for transfer to the Purchaser and accompanied by duly executed stock powers in favor of the Purchaser and otherwise in a form acceptable for transfer on the books of the Target, and accompanied by duly executed spousal consents in a form reasonably acceptable to the Purchaser;

                  (d) A certificate dated as of the Closing Date, signed by the President and Secretary of Target, in form and substance reasonably satisfactory to the Purchaser, certifying that that all of its respective representations, warranties and covenants contained in this Agreement remain true as of the Closing Date and that all obligations hereunder have been or will be completed prior to or on the Closing Date;

                  (e) Such other documents, certificates, instruments or opinions as the Purchaser or its legal counsel may reasonably request, in form reasonably satisfactory to the Purchaser.

                  (f)      Purchaser's  completion,  in its sole judgment,  of a
due  diligence  examination  of  Target's  assets,   liabilities,   intellectual
property, commitments, products, and business.

                  (g) Purchaser's receipt of appropriate clearance letters from state agencies assuring Purchaser that all taxes for sales, unemployment insurance, withholding taxes, etc. are fully paid.

         5.5 NO ADVERSE CHANGE. There must have been no adverse change in the business, properties, assets, liabilities, operations, condition (financial or otherwise) or prospects of Target.

         5.6 PROCEEDINGS SATISFACTORY. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transaction are reasonably satisfactory in form and substance to the Purchaser and its counsel.

                                   ARTICLE VI

                         PURCHASER'S CLOSING CONDITIONS

         The obligations of Purchaser under this Agreement are subject to fulfillment prior to or at the Closing of each of the following conditions,
unless   waived  in  writing  (in  whole  or  in  part)  by  the  Sellers.

         6.1 REPRESENTATIONS AND WARRANTIES TRUE. The representations and warranties of the Purchaser in this Agreement must be true and correct on the date hereof and as of the Closing Date.

         6.2 COMPLIANCE WITH AGREEMENT. The Purchaser must have performed and complied with all agreements or conditions required by this Agreement to be performed and complied with by it prior to or as of the Closing Date.

         6.3 CONSENTS AND APPROVALS. All releases, consents and approvals required to be obtained by the Purchaser for the transactions contemplated by this Agreement must have been obtained from all necessary third parties, and no suit or other legal proceeding shall have been commenced seeking to restrict or prohibit the transactions contemplated by this Agreement.

         6.4 EXECUTION AND DELIVERY OF CLOSING DOCUMENTS. The Purchaser must deliver to the Sellers or the Partners or Shareholders (as appropriate), this Agreement, duly executed as appropriate:

                  (a) A certificate dated as of the Closing Date, signed by the President and Secretary of the Purchaser and in form and substance reasonably satisfactory to the Sellers certifying that resolutions have been duly adopted by the Purchaser's Board of Directors authorizing the execution of this Agreement and all of the other transactions to be consummated pursuant hereto;

                  (b) Such other documents, certificates, instruments or opinions as the Seller or their legal counsel may reasonably request, in form reasonably satisfactory to the Sellers.

         6.5 PROCEEDINGS SATISFACTORY. All proceedings to be taken in connection with the transactions contemplated by this Agreement and all documents incident to such transaction are reasonably satisfactory in form and substance to the Seller and its counsel.

                                   ARTICLE VII

                                 INDEMNIFICATION

         7.1 INDEMNIFICATION OF PURCHASER. The Sellers agree to indemnify, reimburse, defend and hold harmless the Purchaser and its respective officers, directors, members, employees, agents, successors, and assigns, including, after the Closing Date, from and against any and all any and all Damages, incurred in connection with, arising out of, resulting from or incident to any (a) breach of any of the representations or warranties; (b) any failure to perform or observe any covenant, agreement or condition to be performed or observed by it; and (c) any and all liabilities and obligations including, without limitation, the Lawsuits. Purchaser shall have the unilateral right to offset against the Promissory Note against any damages or claims subject to this Section which arise within six (6) months following the Closing.

         7.2 INDEMNIFICATION OF SELLERS. The Purchaser agrees to indemnify, reimburse, defend and hold harmless each Seller, including, after the Closing Date, from and against any and all any and all Damages incurred in connection with, arising out of, resulting from or incident to any (a) breach of any of the representations or warranties; (b) any failure to perform or observe any covenant, agreement or condition to be performed or observed by it; and (c) any and all liabilities and obligations, including without limitation liabilities not to exceed the principal amount of the Promissory Note which shall have accrued within the Ordinary Course of Business by Sellers and unpaid as of the Closing.

         7.3 CLAIMS. Any party seeking to be indemnified hereunder (the "Indemnified Party") shall promptly notify the other party (the "Obligor") in writing of any Loss; provided, that any failure or delay in doing so shall relieve the Obligor of its obligations hereunder only to the extent the defense of such claim is prejudiced thereby. The Obligor may, by giving written notice to the Indemnified Party within 15 days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof at its cost and expense. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense.

         7.4 LIMITATION. Notwithstanding the provisions of Section 7.1 and 7.2, no party shall have any indemnification obligation under this Agreement unless, until and only to the extent that the aggregate amount of Damages of the Indemnified Party exceeds Five Thousand Dollars ($5,000) in the aggregate.

                                  ARTICLE VIII

                          TERMINATION PRIOR TO CLOSING

         8.1 TERMINATION PRIOR TO CLOSING. This Agreement may be terminated at any time prior to the Closing by (i) the mutual written consent of Target and the Sellers on the one hand, and the Purchaser on the other hand; (ii) by the Purchaser on the Closing Date if any of the conditions set forth in Article V shall not have been (iii) by any Seller on the Closing Date if any of the conditions set forth in Article VI shall not have been; (iv) by any Seller if Purchaser materially breaches any representation, warranty, covenant or agreement contained in or relating to this Agreement (v) by Purchaser if any Seller materially breaches any representation, warranty, covenant or agreement contained in or relating to this Agreement.

                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1 GOVERNING LAW. This Agreement will be construed and enforced in accordance with the substantive laws of the State of California without giving effect to its conflict of laws principles.

         9.2 EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby. The Sellers will be responsible for the payment of any

Taxes payable with respect to the transfer of the Target Shares pursuant to this Agreement.

         9.3 NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed given: (i) when received if delivered personally or by overnight courier (with written confirmation of receipt); (ii) on the date of transmission if sent by facsimile (with written confirmation of receipt); or (iii) five (5) days after deposit in the mail if sent by registered or certified mail (postage prepaid, return receipt requested), to the addresses set forth on SCHEDULE 5 attached hereto (or such other address furnished to all other parties in writing).

         9.4 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein, contain the entire understanding of the parties hereto with respect to the subject matter contained herein. There are no restrictions, promises, warranties, covenants or undertakings, other than those expressly provided for herein. This Agreement supersedes all prior agreements and undertakings between the parties with respect to such subject matter.

         9.5 AMENDMENTS; CONSENTS; WAIVERS. No waiver, modification, amendment of any provision of this Agreement, or any consent will be effective unless specifically made in writing and duly signed by the party to be bound thereby. No waiver of any term or condition of this Agreement, in any one or more instances, will constitute a waiver of the same term or condition of this Agreement on any future occasion.

         9.6 SEVERABILITY OF INVALID PROVISION. If any one or more of the provisions provided in this Agreement, or the application thereof, should be contrary to law, then such provision(s) will be null and void and will in no way affect the validity of the other provisions of this Agreement, which will otherwise be fully effective and enforceable.

         9.7 SUCCESSORS AND ASSIGNS. This Agreement and the various instruments and agreements delivered in connection with the consummation of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither this Agreement nor any right, interest or obligation under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other parties hereto and any attempt to do so will be void; provided, however, that the Purchaser may assign its rights under this Agreement to any Affiliate which is a successor to the Purchaser whether by merger or otherwise, to any third party that acquires substantially all of the assets, business, or stock of the Purchaser, and to any senior lender of the Purchaser to secure the Purchaser's obligations to such senior lender.

         9.8 RULES OF CONSTRUCTION. Section headings contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any of the provisions hereof. This Agreement have been negotiated on behalf of the parties with the advice of legal counsel and no general rule of contract construction requiring an agreement to be more stringently construed against the drafter or proponent of any particular provision will be applied in the construction or interpretation of this Agreement.

         9.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts, and will become effective when one or more counterparts have been signed by each of the parties.

         9.10 BROKERS OR AGENTS. Other than Michael Swanson, whose broker's fees are set forth below, each Seller and Purchaser represents that it has not employed, retained, otherwise engaged any broker or agent in connection with the transactions contemplated by this Agreement, each party hereto agrees to indemnify and hold harmless all other parties against all loss, cost, damages or expense arising out of claims for fees or commissions of any brokers employed, retained or otherwise engaged or alleged to have been employed, retained or otherwise engaged by such party. Mr. Swanson shall be paid a broker's fee immediately following the Closing.

         9.11 CUMULATIVE REMEDIES. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive and will be in addition to any and all other rights, remedies, powers and privileges granted by law, rule, regulation or instrument.

                     [REMAINDER OF PAGE INTENTIONALLY BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

PURCHASER

PARADISE PIZZA, INC., a California corporation


/s/ Chris Marshall
-----------------------
By:   Chris Marshall
Its:  CEO and President

                 PURCHASER SIGNATURE PAGE TO PURCHASE AGREEMENT

                  SELLERS SIGNATURE PAGES TO PURCHASE AGREEMENT

By signing below, each Seller acknowledges and aggress that such Seller has read and understood the Purchase Agreement to which these signature pages are attached. Specifically, each Seller acknowledges and aggress that he/she/it has reviewed Schedule 1 attached to such Purchase Agreement and agrees that such schedule reflects his/her/its entire holdings in all of the entities which are a party to this transaction. Each Seller acknowledges and agrees that he/she/it is selling his/her/its entire interest in any and all of the entities listed on
Schedule 1 of the Purchase Agreement.


Target

H&H Pizza, Inc.

/s/ Paul Pishos
---------------------------
By:  Paul Pishos, President

Sellers:



/s/ Thomas Pishos
---------------------------
Thomas Pishos, individually

/s/ Paul Pishos
---------------------------
Paul Pishos individually


                  SELLERS SIGNATURE PAGES TO PURCHASE AGREEMENT